In Non-clinical Cancer Studies Senesco’s Therapeutic Candidate, SNS01-T, Works

Synergistically in Combination with the Active Components of Revlimid® and Velcade®

Studies Provide Additional Confirmation That SNS01-T Preferentially Targets Cancer Cells

Bridgewater, N.J. (March 4th, 2014) Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTCQB: SNTI) announced the publication in the peer-reviewed journal Molecular Therapy, the official journal of the American Society for Gene & Cell Therapy, of new results from placebo-controlled, non-clinical studies of its therapeutic candidate, SNS01-T, in models of B-cell cancers that show synergy in combination with the active components of Revlimid and Velcade.

http://www.nature.com/mt/journal/vaop/naam/pdf/mt201424a.pdf

“The synergy demonstrated between SNS01-T and current standard-of-care drugs further emphasizes the therapeutic potential of SNS01-T. We are excited by these results since there may be utility for SNS01-T-like therapeutics in a range of human malignancies by making simple changes to customize our drug candidate for particular cancer types,” stated Professor John Thompson, Ph.D., Chief Scientific Officer of Senesco. “Particularly striking is the observation that cancer cells take up more SNS01-T than normal cells and that the malignant cells are also more sensitive to the drug.”

SNS01-T was taken up by a series of B-cell tumor cell lines, including multiple myeloma, where uptake was up to 5-fold higher than uptake by normal naïve B cells. Uptake into myeloma cells induced ~ 45% cell death within 24 hours, whereas there was almost no measureable death of normal naïve B cells. Treatment with SNS01-T resulted in significant dose-dependent inhibition of tumor growth in animal models of multiple myeloma, mantle cell lymphoma and diffuse large B-cell lymphoma, with up to 85-90% inhibition at the highest doses. SNS01-T at ≥ 0.18 mg/kg significantly extended the life span of treated mice. There was also a reduction in the pro-survival form of the eIF5A protein in tumor tissue, consistent with drug activity. Finally, the combination of SNS01-T and lenalidomide (the active component of Revlimid) resulted in 100% survival of mice compared to 60% (SNS01-T) and 20% (lenalidomide) survival for either drug alone. Tumors were eradicated after a single 6-week cycle of the combination in 67% of the animals, and there was no regrowth after an additional 8 weeks without further treatment. Similarly, the combination of SNS01-T and bortezomib (the active component of Velcade) inhibited tumor growth by 89% compared to 59% (SNS01-T) and 39% (bortezomib) for either drug alone.

“We are pleased that the manuscript from Professor Thompson’s lab at the University of Waterloo has been published by Molecular Therapy,” stated Dr. Leslie J. Browne, President & CEO of Senesco. “Our work at Waterloo in cancer models provides evidence that SNS01-T could become a viable treatment strategy for multiple myeloma, mantle cell lymphoma, diffuse large B-cell lymphoma and other B-cell cancers.”

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to eliminate cancer cells and protect healthy cells from premature death. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans. For more information, please visit Senesco.com or connect with us on Facebook, Twitter, LinkedIn and Google+.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, AK, the Mary Babb Randolph Cancer Center in Morgantown, WV, the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ and the Seattle Cancer Care Alliance in Seattle, WA. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, the Company’s ability to execute a transaction with Fabrus, Inc., as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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Joel Brooks	Heather Branham
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